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Exhibit 23.1--Consent of Ernst & Young LLP



We consent to the incorporation by reference in the Registration Statement
(Form S-8) pertaining to the assumption of the Heritage Federal Bancshares, Inc. 1994 Stock Option Plan for Non-Employee Directors and 1992 Stock Option Plan and Incentive Compensation Plan for Non-Employee Directors of our report dated January 29, 1999 (except for Note 22, as to which the date is March 1, 1999) with respect to the consolidated financial statements of AmSouth Bancorporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


ERNST & YOUNG LLP

Birmingham, Alabama
October 18, 1999